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Exhibit 8(e) - Second Amendment to Custodian Contract

SECOND AMENDMENT
TO THE CUSTODIAN CONTRACT

     AGREEMENT made by and between State Street Bank and Trust Company (the "Custodian") and the Sanford C. Bernstein Fund, Inc. (the "Fund"), on behalf of the Portfolios listed in Schedule I (the "Portfolios").

     WHEREAS the Custodian and the Fund are parties to a custodian contract dated October 12, 1988 (the "Custodian Contract") as amended on May 8, 1989 (the "Amendment to the Custodian Contract"); and

     WHEREAS the Custodian and the Fund desire to further amend the Custodian Contract to further provide for the maintenance of the Portfolios' foreign securities in conformity with the requirements of Rule 17f-5 under the Investment Company Act of 1940;

     NOW THEREFORE, in consideration of the premises and covenants contained herein, the Custodian and the Fund hereby further amend the Custodian Contract by the addition of the following terms and conditions:

1. Assets of the Portfolios may be maintained in foreign securities depositories designated on Schedule A to the Amendment to the Custodian Contract through arrangements implemented by the foreign banking institutions serving as subcustodians pursuant to the terms of the Amendment to the Custodian Contract. State Street shall use its best efforts to have the foreign banking institutions designated on Schedule A include in their arrangements with foreign securities depositories the provisions set forth in section 4 of the Amendment to the Custodian Contract.

2. Each agreement pursuant to which the Custodian employs a foreign banking institution shall require that, in the event that the foreign banking institution deposits the Portfolio's securities in a foreign securities depository, that it shall identify on its books as belonging to the Custodian, as agent for the Portfolio, the securities so deposited.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 24th day of July, 1989.

SANFORD C. BERNSTEIN FUND, INC.
By:  Stuart K. Nelson

ATTEST:
Jean Margo Reid

STATE STREET BANK AND TRUST COMPANY
By:  Thomas E. Swedlund, Vice President

ATTEST:
(Illegible)


SCHEDULE I

Bernstein Government Short Duration Portfolio

Bernstein Short Duration Plus Portfolio

Bernstein Intermediate Duration Portfolio

Bernstein New York Municipal Portfolio

Bernstein Diversified Municipal Portfolio